Exhibit 99.1

Inseego Voluntarily Pays-off and Terminates Asset-Backed Loan Facility to Improve Capital Structure Flexibility and Meaningfully Reduce Financing Costs

Elimination of restrictive borrowing facility provides for more efficient debt capacity and cash management

SAN DIEGO—April 18, 2024—Inseego Corp. (Nasdaq: INSG) (the “Company”), a technology leader in 5G mobile and fixed wireless solutions for mobile network operators, Fortune 500 enterprises, and SMBs, announced today that as a result of its improving liquidity position and financial results, the Company exercised its right to voluntarily pay-off and terminate its asset-backed loan facility (the “ABL Facility”) with Siena Lending Group (“Siena”).

On a monthly basis, the Company has been required by the terms of the ABL Facility to pay fees and interest expense on a principal amount of $8.5 million, irrespective of the amount of funds actually borrowed by the Company under the ABL Facility. During 2023, for example, the Company incurred interest expense and fees related to the ABL Facility of $1.9 million.

With the pay-off and termination of the ABL Facility, the Company will have no loan balance outstanding and incur no interest expense under the facility going forward; further, the lien on all of the Company’s assets associated with the ABL Facility will be released.

As a result of the Company’s improvements in revenue growth and financial performance, and the favorable trend in cash management, the Company believes it has the needed liquidity going forward to meet its working capital needs.

During the week of April 15, 2024, the Company notified Siena and paid the outstanding balance and related termination fees on the ABL Facility of approximately $3.0 million. The Company will also be required to pay an exit fee in the aggregate amount of $400,000 to South Ocean Funding, LLC and North Sound Ventures, LP (collectively, the “Participants”) as a result of the early redemption of the Participants’ $4.0 million last-out subordinated participation interest in the Loan and Security Agreement pursuant to a Participation Agreement between the Participants and Siena Lending Group. South Ocean Funding, LLC is an affiliate of Golden Harbor, Ltd. and North Sound Ventures, LP is an affiliate of North Sound Management, Inc. As of the date hereof, each of Golden Harbor, Ltd. and North Sound Management, Inc. are beneficial owners of in excess of 5% of the Company’s outstanding common stock. James Avery, a member of the Company’s Board of Directors, currently serves as Senior Managing Director of Tavistock Group, an affiliate of South Ocean Funding, LLC.

About Inseego Corp.

Inseego Corp. (Nasdaq: INSG) is the industry leader in 5G Enterprise cloud WAN solutions, with millions of end customers and thousands of enterprise and SMB customers on its 4G, 5G, and cloud platforms. Inseego’s 5G Edge Cloud combines the industry’s best 5G technology, rich cloud networking features, and intelligent edge applications. Inseego powers new business experiences by connecting distributed sites and workforces, securing enterprise data, and improving business outcomes with intelligent operational visibility---all over a 5G network. For more information on Inseego, visit www.inseego.com #Putting5GtoWork

©2024. Inseego Corp. All rights reserved. The Inseego name and logo are registered trademarks of Inseego Corp. Other company, product, or service names mentioned herein are the trademarks of their respective owners.

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Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. The information presented in this news release related to our future business outlook, financial performance and working capital needs, the future demand for our products, and other statements that are not purely historical facts are forward-looking. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections. They are subject to significant risks and uncertainties that could cause results to differ materially from those anticipated in such forward-looking statements. We, therefore, cannot guarantee future results, performance, or achievements. Actual results could differ materially from our expectations.

Factors that could cause actual results to differ materially from the Company’s expectations include: (1) the future demand for wireless broadband access to data and asset management software and services and our ability to accurately forecast; (2) the growth of wireless wide-area networking and asset management software and services; (3) customer and end-user acceptance of the Company’s current product and service offerings and market demand for the Company’s anticipated new product and service offerings; (4) our ability to develop sales channels and to onboard channel partners; (5) dependence on a small number of customers for a significant portion of the Company’s revenues and accounts receivable; (6) increased competition and pricing pressure from participants in the markets in which the Company is engaged; (7) dependence on third-party manufacturers and key component suppliers worldwide; (8) the impact of fluctuations of foreign currency exchange rates; (9) the impact of supply chain challenges on our ability to source components and manufacture our products; (10) unexpected liabilities or expenses; (11) the Company’s ability to introduce new products and services in a timely manner, including the ability to develop and launch 5G products at the speed and functionality required by our customers; (12) litigation, regulatory and IP developments related to our products or components of our products; (13) the Company’s ability to raise additional financing when the Company requires capital for operations or to satisfy corporate obligations; (14) the Company’s plans and expectations relating to acquisitions, divestitures, strategic relationships, international expansion, software and hardware developments, personnel matters, and cost containment initiatives, including restructuring activities and the timing of their implementations; (15) the global semiconductor shortage and any related price increases or supply chain disruptions, (16) the potential impact of COVID-19 or other global public health emergencies on the business, (17) the impact of high rates of inflation and rising interest rates, and (18) the impact of geopolitical instability on our business.

These factors, as well as other factors set forth as risk factors or otherwise described in the reports filed by the Company with the SEC (available at www.sec.gov), could cause results to differ materially from those expressed in the Company’s forward-looking statements. The Company assumes no obligation to update publicly any forward-looking statements, even if new information becomes available or other events occur in the future, except as otherwise required under applicable law and our ongoing reporting obligations under the Securities Exchange Act of 1934, as amended.

Investor Relations Contact:

IR@inseego.com

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